Exhibit 99.1

Marizyme CEO Delivers Business Update

JUPITER, FL, October 23, 2023 (GLOBE NEWSWIRE) — via NewMediaWire – Marizyme, Inc. (“Marizyme” or the “Company”) (OTCQB: MRZM), today provided the following business update to the stockholders and the investing public from the Company’s Chief Executive Officer, David Barthel:

“I am very pleased to bring you an update on the Company’s FDA Clearance for DuraGraft™ as well as Marizyme’s business priorities for 2024.

“After our last business update on May 3, 2023, the Company has been focused on securing FDA clearance for DuraGraft, developing our United States (U.S.) commercialization plan, completing our application for new technology add-on payments (NTAP) designation for Medicare reimbursement for DuraGraft™ (beginning in October 2024), and driving DuraGraft revenue in Europe and Asia. We have been successful or made progress in all these strategic initiatives.

“The big news and win is that we were granted a De Novo – FDA Clearance – on October 4, 2023 from the U.S. Food and Drug Administration (FDA) for our first-in-class product, DuraGraft™. DuraGraft is labelled for use as a vascular conduit solution indicated for adult patients undergoing Coronary Artery Bypass Grafting (CABG) surgeries and is intended for the flushing and storage of the saphenous vein grafts used in CABG surgery. This is a huge accomplishment for the Company and will allow us the opportunity to market DuraGraft in the U.S. for the 500,000 CABG procedures performed annually in the U.S.1

“Our U.S. commercialization plan is focused on penetrating and driving utilization in hospital integrated networks and the cardiac suite, utilizing a small targeted and efficient direct sales force, direct sales targeting with patient focus on diabetics, and high-risk patients and utilizing digital marketing. We are excited with the opportunity to drive immediate revenue based on our strong clinical data and indication for use.

“We have also had success this year driving DuraGraft™ sales in Europe and Asia, with 1,131 DuraGraft™ kits shipped so far this year, compared to the 485 DuraGraft™ kits shipped last year. We have been working closely with our new distribution partners in Austria, the UK and Italy. We are anticipating continued sales growth in 2024.

“We have also been raising capital and reducing expenses where possible. We believe that our focus on aligning resources with business priorities continues to show results.

“As part of our U.S. commercialization plan, we have been working with a large hospital integrated network to execute on a strategic partnership for a planned multi-center randomized DuraGraft™ clinical trial in the U.S. and a utilization agreement to use DuraGraft™ across the hospital network.

“Additionally, the Company continues to expand its intellectual property (IP) position for DuraGraft™ in the U.S. and around the globe. Here are our 2024 business priorities:

1 The Society of Thoracic Surgeons, “Coronary Artery Bypass Grafting (CABG).” The Patient Guide to Heart, Lung, and Esophageal Surgery, May 2019.

2024 Business Priorities

●	DuraGraft™ U.S. commercialization including engagement of hospital integrated networks and utilization with a small direct sales force.
●	Pursuing potential strategic partnership for a multi-center DuraGraft™ clinical trial and utilization agreement.
●	Increasing European Union sales with our exclusive distribution partners.
●	Manufacturing sustainability with U.S. manufacturing and logistics providers.
●	Executing our business plan with our cardiac care focus.
●	Expanding the DuraGraft™ product platform with a powder formulation.
●	Establishing strengthened capital resources and maintaining corporate governance.
●	Developing further our intellectual property portfolio.
●	Supporting publications and clinical data on DuraGraft™ to support commercialization.

Final Thoughts

“I will continue to provide further updates on our business developments and plans in the months to come. It has been a long road for everyone, but as we approach 2024, we have built this business with strong fundamentals, a talented team and a very lean and efficient operation. I look forward to a very successful 2024.

“I want to thank everyone involved in Marizyme for their support and commitment to the Company. Please feel free to reach out to me with any questions at DBarthel@marizyme.com.”

About Marizyme

Marizyme, Inc. (OTCQB:MRZM), Jupiter, FL is a medical technology company dedicated to the accelerated development and commercialization of innovative products that improve patient outcomes. Marizyme’s flagship product, DuraGraft™, has been granted a de novo from the U.S. Food and Drug Administration, allowing the Company to focus on changing the landscape of cardiac care by delivering innovative solutions for Coronary Artery Bypass Grafting surgery. DuraGraft™, with its CE Mark, continues to drive sales growth for the Company internationally and will now target the U.S. market to drive utilization and sales.

For more information about Marizyme, please visit www.marizyme.com.

Forward Looking Statements

This press release contains statements that do not relate to historical facts but are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements can generally (although not always) be identified by their use of terms and phrases such as anticipate, appear, believe, continue, could, estimate, expect, indicate, intend, may, plan, possible, predict, project, pursue, will, would and other similar terms and phrases, as well as the use of the future tense. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on current beliefs, expectations and assumptions regarding the future of the business of the Company, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control, including the risks described in the Company annual reports on Form 10-K under the heading “Risk Factors” as filed with the SEC. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements in this press release speak only as of the date hereof. Unless otherwise required by law, the Company undertakes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

For more information please contact:

Harrison Ross, Marizyme, Inc.

561-433-6626

Hross@marizyme.com

Source: Marizyme, Inc.